Exhibit 99.2

May 29, 2007

BreitBurn Energy Partners L.P. Announces Additional
Hedging and Updated 2007 Guidance in Conjunction with
Recent Acquisition of Interests in California Oil Fields

Los Angeles, CA. -- BreitBurn Energy Partners L.P. (NASDAQ: BBEP) (BreitBurn) announced today that it has entered into new derivative financial instruments and is providing updated 2007 full year guidance in conjunction with the acquisition of  interests in two significant California oil properties, which was announced on May 25, 2007.

Derivative Financial Instruments Entered Into Simultaneously With The Acquisition

In connection with the acquisition, BreitBurn has entered into the new derivative financial instruments described below:

Year	Volume (Bbls/d)	Terms (a)	Effective Period
2007	338	Swap - $67.46 per Bbl	Through Dec. 31
	338	Participating Swap $60 per Bbl (85.5% participation above $60 floor)	Through Dec. 31

2008	325	Swap - $70.37 per Bbl	Jan. 1 — Dec. 31
	325	Participating Swap $60 per Bbl (75.8% participation above $60 floor)	Jan. 1 — Dec. 31

2009	210	Swap - $70.48 per Bbl	Jan. 1 — Dec. 31
	210	Participating Swap $60 per Bbl (67.6% participation above $60 floor)	Jan. 1 — Dec. 31
	210	Collar $60.00 (floor)/ $79.50 (ceiling)	Jan. 1 — Dec. 31

2010	183	Swap - $69.59 per Bbl	Jan. 1 — Dec. 31
	183	Participating Swap $60 per Bbl (61.5% participation above $60 floor)	Jan. 1 — Dec. 31
	183	Collar $60.00 (floor)/ $79.25 (ceiling)	Jan. 1 — Dec. 31

2011	177	Swap - $69.15 per Bbl	Jan. 1 — Dec. 31
	177	Participating Swap $60 per Bbl (53.2% participation above $60 floor)	Jan. 1 — Dec. 31
	177	Collar $60.00 (floor)/ $77.60 (ceiling)	Jan. 1 — Dec. 31

(a)  A participating swap is a single instrument which combines a swap and a call option with the same strike price.

Location and quality differentials attributable to the Partnership properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement price and the actual NYMEX crude oil price.

Updated 2007 Guidance

In conjunction with the acquisition, BreitBurn is providing the following updated full year 2007 guidance ranges:

	Updated 2007 Guidance(1)

Total Net Production (Mboe) (2)	2,277	—	2,477

Avg. Daily Production (boe) (June — Dec.)	7,240	—	8,175

Average Price of Hedged Volumes		$67.10

Price Differential%	18%	—	20%

Operating Expenses ($000’s)	$45,250	—	$47,750

G&A ($000’s) (3) (excluding Management incentive plans)	$14,000	—	$15,500

G&A - Management incentive plans		(see footnote 4)

Cash Interest Expense ($000’s)		$1,250

Capital Expenditures ($000’s)	$20,700	—	$22,700

(1) Revised guidance is for the full year 2007 unless otherwise noted and assumes the impact of the East Coyote and Sawtelle acquisitions beginning June 1, 2007.

(2) Assumes approximately 900 boe/d of production from East Coyote and Sawtelle beginning June 1, 2007.

(3) Due to incremental accounting, tax, auditing and legal expenses associated with the Partnership’s transition from a private entity to a publicly-traded MLP, it is estimated that up to 60% of the projected annual general and administrative expense may be incurred in the first six months of 2007.

(4) BreitBurn’s management incentive plan is tied to unit price and other metrics. BreitBurn is not providing guidance on the unit price for 2007.  However, if the common units do not appreciate over the year-end 2006 price, management incentive plan expense is estimated to be at $3.5 million.

Conference Call

The partnership will provide additional details on the acquisition, including updated guidance for 2007 and new hedges, via a conference call and web cast available to all interested parties scheduled for Tuesday May 29 at Noon Eastern Time. Management will speak to slides that will be available prior to the start of the call from the BreitBurn website at http://ir.breitburn.com.

Those wishing to participate in the conference call should call 1-888-202-2422 (international callers dial 1-913-981-5592) a few minutes prior to register. A replay of the call will be available through Tuesday, June 5, by dialing 1-888-203-1112 (international callers dial 1-719-457-0820) and entering replay PIN 4406854.

Those wishing to participate in the live or archived web cast via the Internet should go to the Investor Relations tab of the BreitBurn website at http://ir.breitburn.com.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is an independent oil and gas limited partnership, formed in 2006 by a subsidiary of Provident Energy Trust, focused on the acquisition, exploitation and development of oil and gas properties.  BreitBurn’s assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Permian Basin in West Texas, and the Sunniland Trend in Florida.  Visit BreitBurn online at www.BreitBurn.com

Cautionary Statement Relevant to Forward — Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to BreitBurn’s operations that are based on management’s current expectations, estimates and projections about its operations.  Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,”  “recommends,” “will recommend” and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; the competitiveness of alternate energy sources or product substitutes; technological developments; potential disruption or interruption of BreitBurn’s net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and other filings with the Securities and Exchange Commission.  Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contact:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273

Or

Pierre Hirsch of Kalt Rosen Group/Ruder Finn/West
(415) 692-3060

BBEP-IR

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